Exhibit 99.1

NEWS	Contact: Amie D’Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Appoints Patricia Melcher to the Board of Directors

HOUSTON, TX, January 17, 2024 – NOV Inc. (NYSE: NOV) announced today that Patricia B. “Patti” Melcher has been appointed to the Company’s Board of Directors, effective January 17, 2024. Ms. Melcher is currently a Managing Partner of EIV Capital, an energy-focused private equity firm she co-founded in 2009.

“We are pleased to welcome Patti to our board of directors and look forward to her contributions and insights in capital allocation and governance,” said Clay Williams, Chairman, President, and Chief Executive Officer. “Patti is an outstanding business leader who brings decades of oilfield service and sustainable energy investing experience to our board, who will help guide our innovations to empower the energy industry to create value for NOV shareholders.”

Prior to co-founding EIV Capital, Ms. Melcher founded Allegro Capital Management in 1997, an investment firm which made equity investments in energy companies and provided consulting services. During her tenure at Allegro, she served as interim chief executive officer for Petrocom Energy Group from 2003 to 2004. Ms. Melcher joined SCF Partners at its formation to focus on private equity investments in the oilfield services sector and held positions of increasing responsibility from 1989 to 1994. Ms. Melcher has over 35 years of energy business experience, beginning her career as an investment banker for Simmons & Company International in 1986. Ms. Melcher received a Bachelor of Science in Systems Engineering from the University of Virginia and a Master of Business Administration from Harvard University.

With the appointment of Ms. Melcher, NOV Inc.’s board of directors is now composed of nine directors, eight of whom are independent members.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Source: NOV Inc.

CONTACT:

Amie D’Ambrosio

Director, Investor Relations

(713) 375-3826

amie.dambrosio@nov.com